Exhibit 99.2

[Gilat Satellite Networks Ltd. Letterhead]

Samer Salameh joins rStar Corporation as Chief Executive Officer and Chairman of Board; New Board members also join rStar

Former Prodigy CEO brings formidable credentials to rStar Corporation and to management of Gilat’s Latin American Equipment sales

Sunrise, Florida and Petah Tikva, Israel, December 2, 2002 — rStar Corporation (Nasdaq: RTRCE) and Gilat Satellite Networks Ltd. (Nasdaq: GILTF), a worldwide leader in satellite networking technology, today announced that Samer Salameh has joined rStar Corporation as Chief Executive Officer.  Effective August 2002, rStar acquired the StarBand Latin America business from Gilat.  Following that transaction, Gilat owns approximately eighty-five percent of rStar.

Salameh, 38, most recently served as President and CEO of Telmex North America Ventures, where he managed a portfolio of companies.    From 1997-2000, he served as Chairman and CEO of Prodigy Communications Corp. where he led efforts to take the company public in 1999, grew revenues from $20 million to over $300 million in two years, and transformed the company into one of the nation’s largest consumer DSL Internet service providers

The StarBand Latin America business acquired by rStar currently operates satellite-based rural telephony networks in certain Latin American countries, as well as high-speed consumer Internet access pilot networks in certain other countries.  rStar expects to work on a wholesale basis with Latin American ISPs, PTTs and other providers to offer high-speed Internet access via satellite.  Its target customer is the small office/home office and select consumer market segment in Latin America.

“Gilat is one of the most trusted, best recognized names in the Latin American VSAT market,” Salameh said.  “The sale of Gilat’s StarBand Latin America business to rStar gives the rStar team an enormous opportunity to expand on the solid relationships Gilat has developed with telcos and service providers in the region.”

In addition to the StarBand Latin American business of rStar, Gilat has hired rStar to manage its  business of equipment sales to Latin America.  rStar will receive a commission for sales generated by them for Gilat in Latin America.

Gilat Chairman and Chief Executive Officer Yoel Gat said, “Samer brings innovative strategic thinking and well-honed management skills to rStar.  In recent years, our Latin American operations have been among Gilat’s best performing.  By selling our StarBand Latin America business to rStar and having rStar manage our equipment sales, we guarantee that rStar, under the savvy leadership of Samer Salameh, will successfully head our efforts to continue strong business growth in that region.”

The Company also announces the appointment of four new board members to rStar’s Board of Directors:

Mr. Samer Salameh-                                                                                       CEO and Chairman of rStar

Mr. Tulio Mejias-                                                                                                   Former Executive VP of CANTV and current CEO of REDESCOM Venezuela

Professor Oded Maimon-                                                          Professor & Chairman of Industrial Engineering at Tel-Aviv University

Mr. Santiago Cantu-                                                                                    Former CFO of Grupo Innova — Sky Mexico and current CEO of SKYTEL Mexico

These new appointment replace Mr. Micha Anghel and Mr. Gigi Oron who are no longer on the rStar Board.

The Company also announced that effective with the opening of business, Tuesday, November 26, 2002, the trading symbol of the Company’s common stock was changed to “RTRCE” from “RSTRC.”

About rStar

rStar Corporation (Nasdaq: RTRCE) through its StarBand Latin America (Holland) N.V. subsidiary, operates satellite-based rural telephony networks as well as high-speed consumer Internet access pilot networks for the SOHO and select consumer market segments in certain Latin American countries.  rStar is located in Sunrise, Florida, and can be reached at 954-858-1600.

About Gilat Satellite Networks Ltd.

Gilat Satellite Networks Ltd., with its global subsidiaries Spacenet Inc. and Gilat Latin America, is a leading provider of telecommunications solutions based on Very Small Aperture Terminal (VSAT) satellite network technology — with nearly 400,000 VSATs shipped worldwide.  Gilat markets the Skystar Advantage, DialAw@y IP, FaraWay, Skystar 360E and SkyBlaster* 360 VSAT products in more than 70 countries around the world.  The Company provides satellite-based, end-to-end enterprise networking and rural telephony solutions to customers across six continents, and markets interactive broadband data services.  The Company is a joint venture partner in SATLYNX, a provider of two-way satellite broadband services in Europe, with SES GLOBAL.  Skystar Advantage(R), Skystar 360(TM), DialAw@y IP(TM) and FaraWay(TM) are

trademarks or registered trademarks of Gilat Satellite Networks Ltd. or its subsidiaries.  Visit Gilat at www.gilat.com.  (*SkyBlaster is marketed in the United States by StarBand Communications Inc. under its own brand name.)

Certain statements made herein that are not historical are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. The words “estimate”, “project”, “intend”, “expect”, “believe” and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties.  Many factors could cause the actual results, performance or achievements of Gilat and rStar to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, among others, changes in general economic and business conditions, inability to maintain market acceptance to Gilat’s products, inability to timely develop and introduce new technologies, products and applications, rapid changes in the market for Gilat’s products, loss of market share and pressure on prices resulting from competition, introduction of competing products by other companies, inability to manage growth and expansion, loss of key OEM partners, inability to attract and retain qualified personnel, inability to protect the Company’s proprietary technology and risks associated with Gilat’s international operations and its location in Israel.  For additional information regarding these and other risks and uncertainties associated with Gilat’s and rStar’s business, reference is made to Gilat’s and rStar’s reports filed from time to time with the Securities and Exchange Commission.  Gilat and rStar undertake no obligation to update publicly any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

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Gilat Investor/Media Contact:

Tim Perrott, Vice President, Investor Relations

Gilat Satellite Networks Ltd.

(703) 848-1515; tim.perrott@spacenet.com